EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made this 5th day of June, 2025 (the “Effective Date”), by and between Twin Vee PowerCats Co, a Delaware Corporation, whose address is 3101 South US Highway 1, Fort Pierce, FL 34982 (referred to as “Buyer”) and
Bahama Boat Works, LLC, whose address is 1524 53rd St., West Palm Beach, Florida 33407 (referred to as “Seller”).

WITNESSETH:

WHEREAS, Buyer desires to purchase assets of Seller, and Seller desires to sell such assets to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto (each, individually, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1)       SALE AND PURCHASE OF ASSETS. Seller hereby sells and Buyer agrees to purchase all of the following assets, as more specifically defined below (collectively, the “Assets”):

A)	Boats and Boat Components:

i)       All fiberglass production molds for hulls, stringers, decks, tops, liners, consoles, hatches, and associated structures related to Seller’s entire model line, including the 31-footer, 35-footer, 37-footer, and 41-footer, and any variable molds related to the development and production of each boat;

ii)      Seven (7) partially built vessels in various stages of completion (“WIP Boats”);

iii)     All fiberglass parts and components associated with the WIP Boats.

iv)     Any and all parts, components and materials currently physically on site, including but not limited to fasteners, pumps, logos, upholstery, stainless parts, electrical or electronics, including in Seller’s parts cage related to boat building;

v)      All build of materials (BOMs), engineering documentation, design files, wiring schematics, manuals, and archived technical data essential for retooling and manufacturing continuity.

vi)    Seller agrees to upload applicable files, information, and digital assets to Buyer’s Dropbox. A link to the Dropbox folder will be sent to Tripper Vincent, an employee of Seller.

B)	Intangibles: The intangible assets of the Seller including, without limitation:

i)       A list of all vendors and suppliers utilized to manufacture Seller’s boats and the items purchased from the vendors and suppliers;

ii)      All intellectual property and industrial property rights of any kind or nature (“Intellectual Property”) related to the Assets, including all (a) patent rights; (b) registered and unregistered marks, trade names, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof including the brand name “Bahama” and “Bahama Boat,” and any derivation of such names (c) all works of authorship and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof; (d) know-how; (e) all rights in the foregoing and in other similar intangible assets; and (f) all applications and registrations for the foregoing (the “ Acquired Intellectual Property”);

iii)     Any and all websites and domains, social media accounts, and access to same, access to master accounts, ad accounts;

iv)     Brand identity files;

v)      Good will;

vi)     Seller’s rights under warranties, indemnities, and all similar rights from or against third parties to the extent related to any of the Assets;

vii)    Seller agrees to upload applicable files, information, and digital assets to Buyer’s Dropbox. A link to the Dropbox folder will be sent to Tripper Vincent, an employee of Seller.

C)	Equipment: Seller’s equipment not mentioned in Sections 1(A) or 1(B), and other items of personal property, including without limitation:

i)	The large forklift;

ii)	Two Float-On Trailers

iii)	Kodiak Flatbed 4500 GMC;

iv)	Ford F150 heavy duty van;

v)	Ford F450 Truck;

vi)	Bridge Crane System;

vii)	Newest MVP Chop gun;

ix)	Laminated Parts;

x)	Fuel Tanks;

xi)	Freshwater Tanks; and

xii)	Any specialized assembly tools or equipment.

D)	Excluded Assets: All items not specifically included in the defined terms “Assets”, including without limitation:

i)       Shelving;

ii)       Inventory and equipment that Buyer, in its sole discretion, determines to be unnecessary, obsolete or non-functioning;

iii)       Chemicals and/or compounds, or other substances that may be environmentally hazardous;

iv)       Leasehold improvements and fixtures;

v)       The following items (i) cash, (ii) deposit or checking accounts, (iii) accounts receivable for work that is completed and has been shipped to the customer, (iv) tax refunds, deposits and other tax assets of the Seller, and (v) any insurance policies.

E)    Liabilities. Seller’s liabilities of any nature whatsoever (“Seller’s Liabilities”), whether accrued, absolute, contingent, or otherwise, whether known or unknown, whether due or to become due, and regardless of when or by whom asserted shall not be purchased by Buyer and remain with Buyer. The Seller shall continue to be responsible for liabilities, including, but not limited to, any liability or responsibility for boats sold by Seller in the course of Seller’s business and any and all outstanding warranty claims or repairs for boats sold by Seller in the course of Seller’s business.

Buyer is not assuming and shall not be responsible for any liabilities, payments, or obligations of the Seller or the members of Seller whatsoever, whether known or unknown, including but not limited to any agreement, benefits, plans or arrangements affecting employees, vendors, customers, or suppliers.

2)       PURCHASE PRICE AND PAYMENT TERMS: Buyer agrees to pay Seller a fixed purchase price of One Hundred Thousand Dollars ($100,000) and plus contingent consideration based upon sales for a total consideration of up to Three Million Dollars ($3,000,000) (the “Purchase Price”) for the acquisition of all rights, title, and interest in and to the Assets.

A) Fixed Purchase Price: Buyer shall make an initial, non-refundable good faith deposit in the amount of One Hundred Thousand Dollars ($100,000), to be paid within five (5) business days following the full execution of this Agreement. This deposit shall be fully credited against the Purchase Price.

B) The Seller shall also be entitled to receive contingent consideration set forth below as a percentage of Revenue (as defined below) generated from the new construction and sale of Bahama 31’, 35’, 37’, and 41’ boat models, including the WIP Boats (“Eligible Bahama Models”):

i)      $0 - $7,500,000: The Seller shall be paid an amount equal to twenty percent (20%) of the first $7,500,000 of Revenue derived from the sale of Eligible Bahama Models.

ii)     $7,500,001 - $21,500,000: The Seller shall be paid an amount equal to ten percent (10%) for Revenue derived from the sale of Eligible Bahama Models that exceeds $7,500,000 but does not exceed $21,500,000.

iii)    Revenue Defined: “Revenue” shall mean the full invoice amount paid by the end customer, minus any applicable rebates in favor of the customer, free floor plan expenses, discounts in favor of the customer, dealer or factory incentives in favor of the customer, and other related fees, charges, and sales incentives paid to the customer or any third-party.

iv)    Seller shall not receive a percentage of Revenue generated from the sale of any Twin Vee boats including Twin Vee’s 22’, 24’, 28’ monohull models and Twin Vee’s 40’ Catamaran that may bear the “Bahama” brand.

C) Once Seller has been paid an aggregate of $3 million the Buyer shall have no further payment obligations to Seller including not being required to pay any percentage of Revenue. Seller acknowledges that Buyer has no obligation to make any sales of the Assets and therefore Buyer may not receive any contingent consideration.

D) Payment Timing and Reporting Requirements: Payments due to Seller shall be calculated and remitted on a rolling basis, with each payment due no later than thirty (30) calendar days following Buyer’s receipt of cleared funds from the applicable customer. In addition, Buyer shall provide Seller with monthly sales reports sufficient to verify reported Revenue. The Buyer shall afford the Seller a reasonable opportunity to review no more than quarterly (4 times per year) until the Purchase Price is paid in full, at Buyer’s headquarters, to the extent available, the books, records and other documents as are reasonably requested by the Seller solely related to and in connection with the calculation of the Purchase Price hereunder. Any person retained by Seller to review the forging shall sign Buyer’s standard confidentiality agreement.

E) Continuing Obligations and Successor Liability: All payment, reporting, and royalty obligations under this Agreement shall survive any sale, merger, acquisition, or restructuring involving the Buyer. Buyer shall notify Seller in writing within ten (10) business days of any change of control or ownership.

F) Buyer’s Payment Default: If any uncontested payments based on sold Bahama boats (31,35,37, 41) due to the Seller under this Section remain unpaid for a continuous period of one (1) months, the Seller shall have the ability to initiate a sale of the Bahama brand and Assets pursuant to Section 20 of this Agreement. The Seller must first provide written notice to Buyer specifying the outstanding uncontested payments then due to Seller, that no payments have been made to it in the previous One (1) months in respect thereof and that it intends to initiate a sale pursuant to Section 20 of this Agreement. Upon receipt of such notice, Buyer shall have a period of thirty (30) days to cure the default by remitting full payment to Seller of any such uncontested outstanding amounts. If Buyer fails to cure the default within the specified cure period, the Seller may proceed with initiating a sale of the Bahama brand and Assets pursuant to Section 20 of this Agreement.

3)       ASSET RELOCATION AND FACILITY COMMITMENT: Buyer shall bear all relocation costs for moving the Assets from Seller’ facility to Buyer’s Fort Pierce, Florida facility.

4)       RESERVED

5)       REPRESENTATIONS AND WARRANTIES OF SELLER.

A)       Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida. Seller has obtained and currently maintains all qualifications to do business in all other jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be so qualified. Seller has the full power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by Seller have been duly authorized by Seller and the members of Seller, and no other corporate proceedings on the part of Seller or the members of Seller are required to authorize the execution and delivery of this Agreement, the sale of the Assets to Buyer and to consummate the transactions contemplated hereby.

B)       Seller has, and will deliver to Buyer, good and marketable title to all Assets to be transferred pursuant to this Agreement, free and clear of and from any claims, liens, encumbrances, security interest or liabilities. Seller does not require any consent in order to enter into this Agreement and perform its obligations under this Agreement.

C)       The execution, delivery, and performance of this Agreement shall not: (i) result in the creation of any Lien upon any asset of Seller; (ii) violate, conflict with, result in the breach of, or constitute a default under any judgment, order, or decree of any government, governmental instrumentality, or court (domestic or foreign), or any statute, law, rule, or regulation, to which Seller or any of its respective properties or assets is subject; (iii) violate, conflict with, result in the breach of, or constitute a default under any provision of the operating agreement of Seller; or (iv) violate, conflict with, result in the breach of, or constitute a default under any provision of any agreement, indenture, deed of trust, mortgage, loan agreement, lease, or other instrument to which Seller is a party or by which any of the Assets are bound. “Lien” shall mean any restrictions on title or transfer, including any lien, pledge, charge, claim, mortgage, option, right of first refusal, right of first offer, other restriction on transfer, security interest, proxies, voting trusts or agreements, defects in title or ownership interest of any kind or other obligation or encumbrance of any sort.

D)      Reserved.

E)       There are no actions pending before any governmental authority, or to Seller’s knowledge, threatened or reasonably expected, against Seller relating to the Assets, which questions or challenges the validity of this Agreement or any of the transactions contemplated herein, nor has Seller received any notice of any such action.

F)       Seller shall remain responsible for any and all warranty obligations for boats sold by Seller in the course of Seller’s business. Buyer shall not be responsible or liable for any outstanding or future warranty obligations for boats sold by Seller in the course of Seller’s business (herein, “Seller’s Warranty Obligations”).

G)       No material violation of any law relating to or affecting the Assets currently exists or has existed at any time. No event has occurred, and, to the knowledge of Seller, no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation, investigation or failure on the part of Seller to comply with, applicable law.

H)      The Seller has no issued or registered Acquired Intellectual Property or applications for registration of Acquired Intellectual Property owned by or used by the Seller in conducting business but has used the names “Bahama” and “Bahama Boat,” in its business.

The Seller is the sole owner of all the rights, title and interest in the Acquired Intellectual Property, free and clear of any and all claims, or any requirement of any past (if outstanding), present or future royalty, milestone or other contingent payments, or encumbrances to the Acquired Intellectual Property; (ii) Seller has not transferred ownership of, or granted any license or right to use, or authorized the retention of any right or ownership interest in any Acquired Intellectual Property to any person; (iii) no Third Party IP (as defined below) is included in or required to exploit the Acquired Intellectual Property as currently conducted or contemplated by Seller; and (iv) there will be no impediment to Buyer’s use of any Acquired Intellectual Property transferred to Buyer. For purposes of the foregoing, “Third Party IP” means any rights in Intellectual Property of any third party.

The execution, delivery and performance of this Agreement and the consummation of the sale of the Assets hereunder will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use by Buyer of any rights in any Acquired Intellectual Property or material Third Party IP.

No claim, action, investigation or proceeding by or before any governmental entity is pending or, to Seller’s knowledge has been threatened claiming that the use of the Acquired Intellectual Property does or will infringe, misappropriate or otherwise violate or conflict with Third Party IP.

There are no settlements, consents or contracts, judgments or orders entered into by Seller with a governmental entity or imposed upon Seller by a governmental entity that restrict Seller’s rights to own or use any Acquired Intellectual Property or permit any Third Parties to use any Acquired Intellectual Property.

Seller represents and warrants that, to the best of its knowledge, as of the date of this Agreement, it is not aware of any existing, pending, or threatened claims, disputes, or legal actions by any third party challenging or contesting Seller’s ownership or right to use the name “Bahama” or “Bahama Boats” in connection with the assets being sold herein. No licenses, liens, or encumbrances related to the name “Bahama” or “Bahama Boats” have been granted to any third party. This representation is limited solely to Seller’s knowledge and does not constitute a broader warranty regarding intellectual property rights beyond the foregoing statement.

I)        Except as specifically set forth in this Section 5, the Assets are being sold AS IS and WHERE IS (except as specifically set forth herein), including without limitation no implied warranties of merchantability or fitness for a particular purpose. Except for the representations and warranties contained in this Section 5, the Seller makes no other representations or warranties of any kind.

6)       REPRESENTATIONS AND WARRANTIES OF BUYER.

A)      Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has obtained and currently maintains all qualifications to do business as a foreign entity in all other jurisdictions in which the character of Buyer’s properties or the nature of Buyer’s activities require it to be so qualified. Buyer has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement hereby by Buyer have been duly authorized and no other corporate proceedings on the part of Buyer are required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby.

B)       Buyer shall not intentionally delay production or suppress sales for the sole purpose of avoiding payments pursuant to this Agreement.

C)       There are no consents, notifications, filings, registrations, authorizations, permissions, permits, licenses, or requirements necessary to be obtained by or on the part of Buyer for the consummation of the transactions contemplated hereby.

D)       None of the representations or warranties contained herein by Buyer pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained or incorporated herein not misleading.

7)       PUBLICITY: No Party shall make a public announcement or disclosure with respect to the specific terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party, such consent shall not be unreasonably withheld or delayed, except as it relates to Buyer in the event such disclosure by Buyer is required by law or applicable securities regulation.

8)       RISK OF LOSS: The risk of any loss, damage, impairment, confiscation or condemnation of the Assets or any part of any thereof shall be upon Seller at all times prior to the relocation of the Assets to Buyer. In any such event, the proceeds of, or any claim for any loss payable under, any Seller insurance policy, judgment or award shall be payable to Seller, and such Assets shall be removed as “Assets” hereunder. Following the relocation of the Assets to the Seller, in the event of substantial damage to a material part of the Assets, either party may terminate this Agreement with no penalty or liability to the other~~.~~ and the Assets shall be returned to the Buyer in accordance with Section 19)B). Following the relocation of the Assets to the Buyer as set forth in this Agreement, in the event of any casualty or loss of any of the WIP Boats, any insurance proceeds from any such casualty shall be deemed “Revenue” and a sale for purposes of the payment of the Purchase Price under Section 2 of this Agreement. The Buyer shall maintain the Assets described in Schedule 1) A) in good condition, subject to normal wear and tear, free from liens or encumbrances, and shall keep such assets insured against loss or damage to the extent that property of similar character usually so insured by other companies engaged in a similar business.

9)       GOVERNING LAW: This Agreement will be governed by and interpreted and construed in accordance with the laws of the State of Florida, excluding principles of conflicts of law. Any legal action between the Parties under or relating to this Agreement shall be brought only in St. Lucie County Circuit Court or the United States District Court for the Southern District of Florida and the Parties each hereby irrevocably submit to their jurisdiction and waive any objection to jurisdiction or venue in those Florida courts. The Parties hereby irrevocably waive any right to a trial by jury and agree that any litigated dispute shall be resolved in a nonjury trial. If any legal action is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, fees, and actual attorneys’ fees paid or incurred in good faith.

10)     BINDING EFFECT: The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, successors and assigns of the Parties hereto.

11)     ENTIRE AGREEMENT: This Agreement supersedes all other agreements of any nature and contains the entire agreement between the Parties with respect to its subject matter. There are no other agreements, understandings, representations or warranties between the Parties relating to the subject matter of this Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.

12)     FURTHER ASSURANCES: After the execution of this Agreement, payment for the Assets and delivery of the Assets, each Party shall execute and deliver such further documents, and perform such acts, as may be reasonably necessary to transfer and convey the Assets to Buyer on the terms contained herein, and to otherwise comply with the terms of this Agreement and to carry out the transactions provided for herein.

13)     ASSIGNMENT: No Party shall have the right to assign its rights or obligations hereunder without the prior written consent of the other Party except that Buyer can assign this Agreement to an affiliated entity or in connection with a merger involving Buyer or a sale of all or substantially all of Buyer’s assets provided that the assignee agrees to be bound by the terms of this Agreement . Any proposed assignment in contravention of this Section shall be deemed null and void.

14)     MODIFICATION: The Parties hereby agree that this document contains the entire agreement between the Parties and this Agreement shall not be modified, changed, altered or amended in any way except through a written amendment signed by all of the Parties hereto.

15)     INDEMNIFICATION- THE SELLER: The Seller shall indemnify and hold the Buyer harmless against and in respect of:

A)       all liabilities and obligations of, or claims against, the Buyer arising by reason of Seller’s ownership or control of the Assets prior to the sale of the Assets, and Seller’s Liabilities and Seller’s Warranty Obligations;

B)       any damage or deficiency resulting from any misrepresentations or breach of a representation or warranty by Seller under this Agreement;

C)       all suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorney’s fees, which may be imposed upon or incurred by or asserted against the Buyer incident to or arising out of any action, activity or operations of Seller’s business prior to and including the sale of the Assets;

D)       any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable attorney fees, incident to any of the forgoing provisions of this Section 14; provided, however, that Buyer shall give Seller notice in writing as soon as practicable of any such action, suit, proceeding, claim, demand or assessment against Buyer, and Seller shall have the option, at its own cost and expense, through counsel designated by it, to defend any such action or claim. Buyer shall have the right (but not the duty) to retain its own counsel and participate in the defense of any action or settlement of any such claim undertaken by Seller.

E)       Promptly upon receipt of Buyer of a notice of a claim by a third party which may give rise to a claim for indemnification, Buyer shall give written notice thereof to Seller. If Seller gives to Buyer an agreement in writing, in form satisfactory to Buyer’s counsel, to defend such claim, Seller may, at its sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Seller is its sole discretion shall elect and Buyer shall execute such documents and take such steps as may be reasonable necessary in the opinion of counsel for Seller to enable Seller to conduct the defense of such claims. In any and all events, each of the parties hereto shall have such access to the records and files of the other party hereto relating to any such claim as may be reasonably necessary to effectively defend or participate in the defense thereof.

F)       Notwithstanding any other provision of this Agreement, if the Seller assumes the defense of any third party claim pursuant to Section 15 (E), (i) the Seller shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such third party claim and (ii) the Seller shall not consent to the entry of any judgment or enter into any settlement with respect to such third party claim without the prior written consent of the Buyer (which consent shall be given if the settlement by its terms (1) obligates the Seller to pay the full amount of the liability in connection with such third party claim, (2) fully and finally releases the Buyer completely in connection with such third party claim, and (3) does not impose any obligation or restriction on Buyer or its affiliates).

16)     INDEMNIFICATION- THE BUYER: The Buyer shall indemnify and hold harmless the Seller against and in respect of:

A)       all liabilities and obligations of, or claims against, the Buyer liabilities and obligations arising by reason of Buyer’s ownership or control of the Assets following the sale of the Assets;

B)        any damage or deficiency resulting from any claims arising from misrepresentations or breach of a representation or warranty by Buyer under this Agreement;

C)        all suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorney’s fees, which may be imposed upon or incurred by or asserted against the Buyer incident to or arising out of any action, activity or operations of Buyers business following the sale of the Assets;

D)       any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable attorney fees, incident to any of the forgoing provisions of this Section 15; provided, however, that Seller shall give Buyer notice in writing as soon as practicable of any such action, suit, proceeding, claim, demand or assessment against Buyer, and Buyer shall have the option, at its own cost and expense, through counsel designated by it, to defend any such action or claim. Buyer shall have the right (but not the duty) to retain its own counsel and participate in the defense of any action or settlement of any such claim undertaken by Seller.

E)       Promptly upon receipt of Buyer of a notice of a claim by a third. party which may give rise to a claim for indemnification, Seller shall give written notice thereof to Buyer. If Buyer gives to Seller an agreement in writing, in form satisfactory to Seller’s counsel, to defend such claim, Buyer may, at its sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Buyer is its sole discretion shall elect and Seller shall execute such documents and take such steps as may be reasonable necessary in the opinion of counsel for Buyer to enable Buyer to conduct the defense of such claims. In any and all events, each of the parties hereto shall have such access to the records and files of the other party hereto relating to any such claim as may be reasonably necessary to effectively defend or participate in the defense thereof.

F)       Notwithstanding any other provision of this Agreement, if the Buyer assumes the defense of any third party claim pursuant to Section 16(E), (i) the Buyer shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such third party claim and (ii) the Buyer shall not consent to the entry of any judgment or enter into any settlement with respect to such third party claim without the prior written consent of the Seller (which consent shall be given if the settlement by its terms (1) obligates the Buyer to pay the full amount of the liability in connection with such third party claim, (2) fully and finally releases the Seller completely in connection with such third party claim, and (3) does not impose any obligation or restriction on Seller or its affiliates).

17)     LIMITS ON INDEMNIFICATION; EXCLUSIVE REMEDY. In no event shall either party be required to make indemnification payments in excess of the Purchase Price actually received by Seller (it being understood that such limitation shall not apply as to any unpaid portion of the Purchase Price due and owing to Seller). The indemnification provisions set forth in this Agreement shall be the sole and exclusive remedy of the Parties hereto with respect to the subject matter of this Agreement. Notwithstanding the foregoing, no indemnifiable claim hereunder shall include any loss of profits or any consequential, incidental, exemplary, indirect, special or punitive damages, including loss of future revenue.

18)     NOTICE: Any notices or communications required or permitted to be given hereunder may be delivered by hand, deposited with a nationally recognized overnight carrier, electronic-mail, or mailed by certified mail, return receipt requested, postage prepaid, in each case, to the address of the other party first indicated above (or such other addressee as may be furnished by a party in accordance with this paragraph). All such notices or communications shall be deemed to have been given and received (a) in the case of personal delivery or electronic-mail, on the date of such delivery, (b) in the case of delivery by a nationally recognized overnight carrier, on the third business day following dispatch and (c) in the case of mailing, on the seventh business day following such mailing:

Buyer:	Twin Vee PowerCats Co.

Joseph Visconti

3101 South US Highway 1, Fort Pierce, FL 34982

Seller:	Bahama Boat Works, LLC Bradley Baran

192 Niantic River Road

Waterford , CT 06385

Scott Henley

18706 Kitty Hawk Court

Port St. Lucie, Florida 34987

19)     TERMINATION OF AGREEMENT:

A)     This Agreement may be terminated by mutual written consent of the Parties.

B)      This Agreement may also be terminated by Buyer, in its sole discretion, if Buyer, in good faith, decides to discontinue further development, production, or commercialization of the Bahama Boats product line before the balance of the Purchase Price is paid to Seller (“Discontinuation”). Buyer shall provide Seller with written notice in the event that it terminates this Agreement.

i)        Upon notice of termination pursuant to this Section 19, Buyer and Seller may either attempt to sell the Bahama Boat brand, intellectual property, and related Assets pursuant to Section 20 of this Agreement. Alternatively, the Buyer, in its sole discretion, may elect to return the Assets to Seller. In the event Buyer elects to return the Assets to Buyer, the following shall apply:

a)       The Assets defined in Section 1(A) and 1(B) shall be returned to Seller. Buyer shall not be obligated to return any Assets in its original condition and Seller agrees to accept returned Assets on an “As-Is” basis, subject to the terms of this Agreement;

b)      Buyer shall retain the Assets defined in Section 1(C);

c)       The Buyer shall grant the Seller a non-exclusive paid up license as to the Intellectual Property, including, without limitation, the use of the name/trade name “BAHAMA” and “BAHAMA BOATS” for the limited use of the sale of the WIP Boats.

20)    DEVELOPMENT DISCONTINUATION AND RATCHET MECHANISM: As described in Sections 2(E) and 19(B)(i), the Parties may elect to sell the Bahama Boat brand, intellectual property, and related Assets. The Parties agree to implement a ratchet-based profit-sharing mechanism for the potential sale of the Bahama Boat brand, intellectual property, and related Assets.

A)       If the Parties initiate a process to sell, divest, or otherwise monetize the Bahama brand or associated Assets at any time after Discontinuation, the net proceeds from such sale shall be shared between Buyer and Seller on a percentage basis that reflects the portion of the Purchase Price already received by Seller at the time of the sale. Once Seller has received the entire Purchase Price from its share of the sale, any remaining net proceeds shall be retained exclusively by Buyer.

i)       For example, if Seller has received $1,500,000 of the Purchase Price, the net proceeds from a sale of the Bahama brand and related Assets shall be split evenly: fifty percent (50%) to Buyer and fifty percent (50%) to Seller, until Seller has received an additional $1,500,000 or the sales proceeds are exhausted.

ii)       If Seller has received less than half of the Purchase Price, then the net proceeds shall be divided proportionally using the following formula:

Seller’s Pro-Rata Share of Sale Proceeds = (1 – (Amount Buyer Has Paid to Seller ÷ $3,000,000)) × 100%

This formula determines the percentage of net sale proceeds due to Seller until the Purchase Price is realized. Any amounts beyond this threshold shall be retained exclusively by Buyer.

B)       The Parties agree that they shall keep each other reasonably informed of all material offers and negotiations.

21)     SEVERABILITY: If any provision of this Agreement is declared invalid by any tribunal exercising competent jurisdiction, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time, and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though the provision had never been entered into. In either case, the remaining provisions of this Agreement shall remain in full force and effect.

22)     AUTHORIZATION AND BINDING OBLIGATION: Both Parties have the requisite power and authority to enter into and perform their obligations under this Agreement. This Agreement has been duly executed and constitutes the legal, valid, and binding obligations of the Parties.

23)     NO WAIVER: The failure of any Party at any time to require performance by any other Party of any provision of this Agreement shall not affect the right of such Party to require performance of that provision and any waiver by any Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions, a waiver of the provision itself or a waiver of any right under this Agreement.

24)    HEADINGS: The headings used herein are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.

25)     COUNTERPARTS: This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, notwithstanding that all Parties are not a signatory to the original or the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written. (The words, “execution,” “signed,” “signatures” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law.

TWIN VEE POWERCATS CO., a Delaware corporation (“Buyer”)

Signature:	/s/ Joseph C. Visconti	Date:	June 5, 2025

Print Name:	Joseph C. Visconti

Title:	Chief Executive Officer

BAHAMA BOAT WORKS, LLC, a Florida limited liability company (“Seller”);

By: Bahama Boats Works 2.0, LLC, Member

Signature:	/s/ Brad Baran	Date:	June 5, 2025

Print Name:	Brad Baran

Title:	Manager of BBW 2.0, LLC

H&H Holdings of Jupiter, Inc., Member

Signature:	/s/ Frank Scott Henley	Date:	June 5, 2025

Print Name:	Frank Scott Henley

Title:	President